                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                    MATTSON TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                    MATTSON TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                        [MATTSON TECHNOLOGY, INC. LOGO]

                            3550 WEST WARREN AVENUE
                           FREMONT, CALIFORNIA 94538

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1999

                             ---------------------

    The Annual Meeting of Stockholders of Mattson Technology, Inc. (the "Company") will be held at the Newark Hilton, 39900 Balentine Drive, Newark, California 94560 on May 20, 1999, at 9:30 a.m. local time for the following purposes:

    1. To elect two (2) Class II directors of the Company to hold office for a three-year term and until their successors are elected and qualified.

    2. To approve an amendment to the Company's Amended and Restated 1989 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 1,125,000 shares.

    3. To approve an increase in the number of shares reserved for issuance under the Company's 1994 Employee Stock Purchase Plan by 475,000 shares.

    4. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 1999.

    5. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

    Only stockholders of record at the close of business on April 2, 1999 will be entitled to vote at the meeting. Each of these stockholders is cordially invited to be present and vote at the meeting in person.

                                          By Order of the Board of Directors,

                                          /s/ Brad Mattson
                                          Brad Mattson, Chief Executive Officer

Fremont, California
April 19, 1999

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY IN THE RETURN ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                            MATTSON TECHNOLOGY, INC.

                             3550 WEST WARREN AVE.

                           FREMONT, CALIFORNIA 94538

                            ------------------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1999

                             ---------------------

                              GENERAL INFORMATION

    Your proxy in the enclosed form is solicited by the directors of Mattson Technology, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 20, 1999 (the "Meeting") for the purposes set forth in the accompanying notice and at any adjournment or postponement of that meeting. The date of this Proxy Statement is April 19, 1999, the approximate date on which this Proxy Statement and accompanying form of proxy were first sent or given to stockholders.

    The shares represented by any proxy in the enclosed form will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by the Company prior to the close of voting at the Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted in accordance with the recommendations of the Board of Directors for each proposal. A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the meeting and votes in person.

    Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others (the "Record Holders") to forward to such beneficial owners. In addition, the Company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented, if deemed desirable or necessary, by one or more of telephone, telegram, facsimile, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services. The Company plans to retain a proxy solicitation firm to deliver soliciting materials to Record Holders for distribution by them to their principals and to assist the Company in collecting proxies from such holders. The costs of these services, exclusive of out-of-pocket costs, is not expected to exceed $6,000. Except as described above, the Company does not intend to solicit proxies other than by mail.

                      SHARES OUTSTANDING AND VOTING RIGHTS

    Only holders of shares of Common Stock of record as of the close of business on April 2, 1999 are entitled to vote at the meeting. On this record date there were issued and outstanding 15,489,022 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters to be voted upon.

    The presence, in person or by proxy duly authorized, of the holders of a majority of the voting shares of Common Stock will constitute a quorum for the transaction of business at the Meeting and any continuation or adjournment thereof. Broker non-votes (i.e. shares held by broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular purpose) will be counted in determining whether a quorum is present at the Meeting. Directors are elected by a plurality of votes of the shares present in person or represented by proxy at the Meeting. Any shares not voted (whether by abstention, broker non-votes or otherwise) will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger portion of votes. The other proposals submitted to the stockholders in the enclosed proxy must be approved by the vote of the holders of a majority of the votes of the shares of the Company represented in person or by proxy and entitled to vote at the Meeting. In determining whether such proposals have been approved, abstentions will have the same effect as a negative vote on the proposal and broker non-votes are not counted as votes for or against the proposal.

    Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) a later-dated proxy,
(ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 19, 1999 by (i) each director, director-nominee, and executive officer of the Company named in the Summary Compensation Table; (ii) all current executive officers and directors of the Company as a group; and (iii) all persons known by the Company to own beneficially 5% or more of the outstanding shares or voting power of the Company's voting securities. The table is based upon information supplied by directors, officers and principal shareholders. Unless otherwise indicated, each of the listed persons has sole voting and sole investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                        SHARES
BENEFICIAL OWNER(1)                               BENEFICIALLY OWNED   PERCENTAGE
------------------------------------------------  ------------------   ----------
Brad Mattson ...................................      3,623,028(2)        23.3%

Dimensional Fund Advisors Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401..................        950,500(3)         6.2%

Stephen J. Ciesinski............................         72,641(4)        *

John C. Savage..................................         28,000(5)        *

Shigeru Nakayama................................         16,666(6)        *

Kenneth G. Smith................................         37,500(7)        *

Ralph S. Martin.................................        360,138(8)         2.3%

Richard S. Mora.................................        117,325(9)        *

Yasuhiko Morita.................................         43,351(10)       *

David Dutton....................................         49,361(11)       *

Ken S. Kannappan................................          1,000           *

All directors and executive officers as a group
(10 persons)....................................      4,349,010(12)       28.0%

------------------------

   * Less than 1%

 (1) Except as set forth herein the address of the directors and executive officers set forth in the table is 3550 West Warren Ave., Fremont, California 94538.

 (2) Includes 172,340 shares subject to options exercisable within 60 days of February 19, 1999.

 (3) According to a Schedule 13G filed February 11, 1999 by Dimensional Fund Advisers Inc. ("Dimensional") with the Securities and Exchange Commission, Dimensional may be deemed to beneficially own an aggregate of 950,500 shares of the Company's Common Stock, has sole voting power with respect to 950,500 shares of the Company's Common Stock and has sole dispositive power over 950,500 shares of the Company's Common Stock.

 (4) Includes 4,000 shares subject to options exercisable within 60 days of February 19, 1999.

 (5) Includes 28,000 shares subject to options exercisable within 60 days of February 19, 1999.

 (6) Includes 16,666 shares subject to options exercisable within 60 days of February 19, 1999.

 (7) Includes 37,500 shares subject to options exercisable within 60 days of February 19, 1999.

 (8) Includes 190,120 shares subject to options exercisable within 60 days of February 19, 1999.

 (9) Includes 86,749 shares subject to options exercisable within 60 days of February 19, 1999.

 (10) Includes 41,997 shares subject to options exercisable within 60 days of February 19, 1999.

 (11) Includes 27,461 shares subject to options exercisable within 60 days of February 19, 1999.

 (12) Includes 604,833 shares subject to options exercisable within 60 days of February 19, 1999.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

    The Company has a classified Board of Directors consisting of two Class I directors (Brad Mattson and Ken Kannappan), two Class II directors (John C. Savage and Kenneth G. Smith) and two Class III directors (Stephen J. Ciesinski and Shigeru Nakayama). Class II, III and I directors will serve until the Annual Meetings of Stockholders to be held in 1999, 2000, and 2001 respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a full term of three (3) years to succeed those directors whose terms expire on the Annual Meeting dates.

    Unless otherwise directed by stockholders, the proxyholders will vote all shares represented by proxies held by them for the election of the nominees, John C. Savage and Kenneth G. Smith. The Company is advised that Mr. Savage and Mr. Smith have indicated their availability and willingness to serve if elected. In the event that Mr. Savage and or Mr. Smith becomes unavailable or unable to serve as a director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee and will vote for a substitute nominee in the exercise of their best judgment. If a quorum is present and voting, the nominee for directors receiving the highest number of votes will be elected as a director. Absentees and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

                                                                            DIRECTOR
NAME                            AGE        POSITION WITH THE COMPANY         SINCE
------------------------------  ---   ------------------------------------  --------
CLASS II DIRECTORS WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS:

John C. Savage................  51    Director                                1992

Kenneth G. Smith..............  50    Director                                1994

CLASS III DIRECTORS WHOSE TERMS EXPIRE AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS:

Stephen J. Ciesinski..........  50    Director                                1989

Shigeru Nakayama..............  63    Director                                1996

CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS:

Brad Mattson..................  44    Chairman and Chief Executive Officer    1988

Ken Kannappan.................  39    Director                                1998

    Brad Mattson, age 44, founded the Company in November 1988 and has served as the Company's Chief Executive Officer and Chairman since its inception, and until January 1997 had served as President. Mr. Mattson was the founder of Novellus Systems, Inc. ("Novellus"), a semiconductor equipment company, and formerly served as its President, Chief Executive Officer and Chairman. He has held previous executive positions at Applied Materials, Inc., a semiconductor equipment company, and LFE Corporation, a semiconductor equipment company.

    John C. Savage, age 51, joined the Company's Board of Directors in October 1992. Since 1998, Mr. Savage has been a Managing Director at Alliant Partners, a venture buyout partnership. Since 1990 Mr. Savage has been Managing Partner at Glenwood Capital Partners, a venture buyout partnership, and since 1995 Mr. Savage has been a Managing Director in Redwood Partners LLC, a successor venture buyout firm. From 1981 to 1990, he was a general partner of Weiss, Peck & Greer Venture Partners, L.P., a venture capital partnership, and of several other partnerships affiliated with Weiss, Peck & Greer. He is a director of FileNet Corporation, an electronic document management company, and OrCAD Inc., an electronic design automation software company. Mr. Savage is currently a member of the Compensation

Committee of the Board of Directors. Mr. Savage was a member of the Audit Committee of the Board of Directors until October 22, 1998.

    Kenneth G. Smith, age 50, joined the Company's Board of Directors in August 1994. Since 1996, Mr. Smith has been President and Chief Operating Officer of Wafer Tech, a semiconductor manufacturer. From 1987 to 1996, Mr. Smith held various positions at Micron Semiconductor, Inc., a semiconductor manufacturer. From 1992 to 1996, he was Vice President of Operations and from 1989 to 1992 he was a Fab Manager. Mr. Smith is a member of the Audit Committee of the Board of Directors.

    Stephen J. Ciesinski, age 50, joined the Company's Board of Directors in March 1989. Mr. Ciesinski has been a Director and the President and Chief Executive Officer of Resumix, Inc., a software company, since 1993. He also currently serves as Chairman. From 1983 to 1993 he held various positions at Octel Communications Corporation, a voicemessaging and telecommunications company, the most recent of which was Executive Vice President, Operations. Mr. Ciesinski is a member of the Audit Committee of the Board of Directors. Mr. Ciesinski was a member of the Compensation Committee of the Board of Directors until October 22, 1998.

    Shigeru Nakayama, age 63, joined the Company's Board of Directors in March 1996. Mr. Nakayama is currently a business consultant to Semiconductor Equipment and Materials International ("SEMI"), an international association of semiconductor equipment manufacturers and materials suppliers. Mr. Nakayama was the President of SEMI Japan, a corporation under SEMI, from 1984 to 1994. From 1970 to 1984, he held various positions at Tokyo Electron Limited, a semiconductor equipment company in Japan.

    Ken Kannappan, age 39, joined the Company's Board of Directors in July 1998. Mr. Kannappan is currently the President and Chief Executive Officer of Plantronics, Inc., a telephone equipment manufacturer. From 1995 to 1998 Mr. Kannappan held various positions at Plantronics, Inc. From 1991 to 1995 Mr. Kannappan was Senior Vice President of Kidder, Peabody & Co. Incorporated, an investment banking company. Mr. Kannappan is a member of the Compensation Committee of the Board of Directors.

BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended December 31, 1998, the Board of Directors held six meetings. Each director with the exception of Kenneth Smith attended at least 75% of the meetings of the Board and of the Committees on which he served during fiscal 1998 which occurred on or after the initiation of his term as a director.

    During fiscal 1998, the Board of Directors of the Company had an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee or a committee that performs equivalent functions of a Nominating Committee.

    The Audit Committee oversees the Company's accounting and financial reporting policies and internal controls, reviews annual audit reports and management letters and makes recommendations to the Board of Directors regarding appointment of independent auditors. During fiscal 1998, the Audit Committee consisted of Messrs. Ciesinski, Smith and Savage. The Audit Committee held five meetings during fiscal 1998.

    The principal functions of the Compensation Committee are to recommend to the Board the compensation of directors and officers of the Company, to oversee the administration of the Company's stock option plans and to perform such other duties regarding compensation for employees and consultants as the Board may delegate from time to time. See also "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION." During fiscal 1998, the Compensation Committee consisted of Messrs. Ciesinski, Kannappan and Savage. The Compensation Committee held three meetings during fiscal 1998.

COMPENSATION OF DIRECTORS

    The Company reimburses each of its outside directors for out-of-pocket expenses associated with attending meetings of the Board of Directors of the Company, but otherwise does not provide any cash compensation to outside directors for their services as such.

    The Company's Amended and Restated 1989 Stock Option Plan (the "Option Plan") provides for the automatic grant of options to the Company's nonemployee directors. Nonemployee directors elected or appointed after July 24, 1997 (the "Effective Date") are each granted an option to purchase 12,500 shares on the date of appointment or election. In addition, each nonemployee director is thereafter granted an option to purchase 5,000 shares on the date immediately after each annual meeting of stockholders occurring after the Effective Date following which he remains a nonemployee director of the Company, as long as such director has continuously served on the Board for six months as of the date of such annual meeting. For 1999, the nonemployee directors were each granted 5,000 shares on December 15, 1998 in lieu of the options which were originally to be granted at the 1999 Annual Meeting. See Proposal Two, "APPROVAL OF INCREASE IN SHARES RESERVED FOR ISSUANCE UNDER THE AMENDED AND RESTATED 1989 STOCK OPTION PLAN."

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

    The affirmative vote of a majority of the votes present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum, but will not be counted as having been voted on this proposal.

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES LISTED HEREIN.

                             ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the Company's executive officers who are not directors of the Company:

NAME                                  AGE                 POSITION
------------------------------------  ---   ------------------------------------
David Dutton........................  39    Chief Operating Officer
Richard S. Mora.....................  52    Vice President, Finance, Chief
                                            Financial Officer and Secretary
Yasuhiko Morita.....................  57    Vice President, Global Sales

    David Dutton, age 39, joined the Company as General Manager in the Strip/Plasma Etch division in 1994. In 1998, Mr. Dutton became Chief Operating Officer. From 1984 to 1993, Mr. Dutton served as an engineer and then manager in plasma etch processing and yield enhancement at Intel Corp. Prior to joining the Company, Mr. Dutton was Engineering Manager for Thin Films Processing at Maxim Integrated Products. Mr. Dutton received a B.S. in Geology from San Jose State University in 1984.

    Richard S. Mora, age 52, joined the Company as Vice President of Finance, Chief Financial Officer and Secretary in August 1994. From September 1988 until joining the Company, Mr. Mora served as Vice President of Finance of Actel Corporation, a semiconductor manufacturer. Previously, he served as Vice President of Finance of HHB Systems, a manufacturer of computer-aided engineering software and as Controller and Vice President of Finance of Cygnet Technologies, a telecommunications company. Mr. Mora resigned as Vice President of Finance, Chief Financial Officer and Secretary effective May 10, 1999.

    Yasuhiko Morita, age 57, was appointed the Company's Vice President, Global Sales in 1998. Mr. Morita was President of the Company's majority-owned subsidiary in Japan, Mattson Technology Center, K.K., from 1996 until 1998. Mr. Morita served on the Company's Board of Directors from July 1994 through February 1996. Mr. Morita had been with Marubeni Hytech Corporation ("Marubeni") since 1967 serving as its Executive Vice President and as a Director from 1988 through 1995.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and the four highest compensated executive officers of the Company whose total salary and bonus for the fiscal years ended December 31, specified below, exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                         ANNUAL COMPENSATION         COMPENSATION
                                      -------------------------   -------------------
NAME AND PRINCIPAL FUNCTION     YEAR  SALARY ($)   BONUS ($)(2)   OPTIONS GRANTED (#)
------------------------------  ----  ----------   ------------   -------------------
Brad Mattson .................  1998   $ 273,134      $87,000                 0
  Chief Executive Officer       1997     299,140      79,000            116,500
                                1996     317,308           0            100,000

Ralph S. Martin ..............  1998     229,056      72,000                  0
  Former President              1997     250,000      66,000             20,000
                                1996     187,922           0            125,000

David Dutton .................  1998     167,722      34,000                  0
  Chief Operating Officer       1997     155,999      32,000             45,500
                                1996     115,000      81,676              5,000

Richard S. Mora ..............  1998     171,338      34,000             40,000
  Vice President Finance,       1997     158,791      32,000             37,500
  Chief Financial Officer &     1996     142,595           0                  0
  Secretary

Yasuhiko Morita(1) ...........  1998     114,141      44,000                  0
  Vice President Global Sales   1997     172,985      39,000             37,000
                                1996     179,931      14,000             25,000

--------------------------

(1) Mr. Morita was appointed President of Mattson Technology Center, K.K. in February 1996. His salary was denominated in Japanese yen and converted to US dollars.

(2) 1997 bonus figures represent bonuses accrued at the end of the 1997 fiscal year but paid in the succeeding fiscal year.

STOCK OPTIONS GRANTED DURING FISCAL 1998

    The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended December 31, 1998, to the person named in the Summary Compensation Table.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL
                                         INDIVIDUAL GRANTS IN FISCAL 1998                  REALIZABLE VALUE AT
                            ----------------------------------------------------------       ASSUMED ANNUAL
                            NUMBER OF       % OF TOTAL                                       RATES OF STOCK
                            SECURITIES       OPTIONS                                       PRICE APPRECIATION
                            UNDERLYING      GRANTED TO      EXERCISE OR                    FOR OPTION TERM(2)
                             OPTIONS       EMPLOYEES IN     BASE PRICE      EXPIRATION     -------------------
NAME                        GRANTED(1)     FISCAL YEAR        ($/SH)           DATE        5% ($)     10% ($)
------------------------    ----------     ------------     -----------     ----------     -------    --------
Richard S. Mora.........      15,516           1.2%            $4.75         08/03/08      $46,000    $117,000
                              24,484           1.9%             4.75         08/03/08       73,000     185,000

--------------------------

(1) Options granted in fiscal 1998 under the Company's Option Plan generally vest one-quarter of the number of shares granted one year after commencement of employment or grant and continue to vest thereafter monthly over a period of three years, conditioned upon continued employment with the Company. Under the Option Plan, the Board retains discretion to modify the terms, including the price of outstanding options.

(2) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $4.75 in fiscal 1998 would yield profits of approximately $2.99 per share at 5% appreciation over ten years, or approximately $7.57 per share at 10% appreciation over the same period.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning the option exercises during the fiscal year ended December 31, 1998 by the persons named in the Summary Compensation Table and the fiscal 1998 year-end option values.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS                  IN-THE-MONEY OPTIONS
                                                                       AT FY-END (#)                       AT FY-END ($)(1)
                     SHARES ACQUIRED                        ------------------------------------   ---------------------------------
NAME                 ON EXERCISE (#)   VALUE REALIZED ($)   EXERCISABLE(1)(2)   UNEXERCISABLE(3)   EXERCISABLE(2)   UNEXERCISABLE(4)
-------------------  ---------------   ------------------   -----------------   ----------------   --------------   ----------------
Brad Mattson.......      180,000           1,175,400             180,431            160,069           312,514                 0

Ralph S. Martin....       25,000             173,900             181,787             95,463           520,072                 0

David Dutton.......            0                   0              21,900             45,500            24,751                 0

Richard S. Mora....            0                   0              81,750             90,750           208,575            41,240

Yasuhiko Morita....            0                   0              36,998             37,502            47,263                 0

--------------------------

(1) Options granted in fiscal 1998 under the Company's Option Plan generally vest and become exercisable as follows: one-quarter of the shares vest after one year and thereafter the remaining shares vest monthly over a period of three years, with vesting conditioned upon continued employment with the Company. Under the Option Plan, the Board retains discretion to modify the terms including the price of outstanding options.

(2) Represents shares which are immediately exercisable and/or vested. Based on the closing price of $5.78, as reported on the Nasdaq National Market on December 31, 1998, less the exercise price.

(3) Represents shares which are unvested and not immediately exercisable.

(4) Based on the closing price of $5.78, as reported on the Nasdaq National Market on December 31, 1998, less the exercise price.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During 1998, the Company purchased certain inventory parts from R.F. Services, Inc. in the amount of $363,000. Brad Mattson owns a majority of the outstanding shares of R.F. Services, Inc. and serves as a director of that corporation. Each purchase was determined based on arm's length negotiations and the Company believes the terms of these purchases were no less favorable than could have been obtained from third party suppliers.

    During the third quarter of 1998 the Company extended a one year loan to Brad Mattson, the Chief Executive Officer of the Company, in the amount of $3.1 million. The loan is collateralized by 2.2 million shares of the Company's Common Stock and is a full recourse note bearing interest at the market rate. Interest is payable at the end of the one year loan.

    During the fourth quarter of 1997 the Company extended a three year loan to David Dutton, the Chief Operating Officer of the Company, in the amount of $100,000. The loan is collateralized by approximately 32,000 shares of the Company's Common Stock and is a full recourse note bearing interest at the market rate. Interest is payable at the end of the three year loan.

    The Company paid approximately $250,000 to Redwood Partners LLC for consulting services and investment banking assistance provided by Redwood Partners LLC in connection with the Company's acquisition of Concept Systems Design, Inc. John Savage was a Managing Director in Redwood Partners LLC at the time of its transaction with the Company. John Savage is a member of the Company's Board of

Directors and serves on the Compensation Committee of the Board of Directors. The agreement for services from Redwood Partners LLC was determined based on arm's length negotiations and the Company believes that the terms of the agreement were no less favorable than could have been obtained from third party consultants and investment bankers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with except that one transaction was reported late for Ralph Martin.

CHANGES TO BENEFIT PLANS

    OPTION PLAN. The Company has proposed the amendment of the Company's Option Plan to increase the maximum aggregate number of shares of the Company's Common Stock issuable under the Option Plan by 1,125,000 shares from 4,550,000 shares to 5,675,000 shares. As of February 19, 1999, no grant of options conditioned on stockholder approval of an increase in the share reserve under the Option Plan had been made to any employee. Grants under the Option Plan are made at the discretion of the Compensation Committee or the Board of Directors. The Option Plan also authorizes the Board of Directors to delegate to an officer of the Company the power to grant options for up to 25,000 shares per fiscal year to any eligible person other than an officer or a director of the Company. Accordingly, future grants under the Option Plan are not yet determinable. See Proposal Two, "APPROVAL OF INCREASE IN SHARES RESERVED FOR ISSUANCE UNDER THE AMENDED AND RESTATED 1989 STOCK OPTION PLAN."

    PURCHASE PLAN. The Company also has proposed the approval of an increase in the number of shares reserved for issuance under the Company's 1994 Employee Stock Purchase Plan (the "Purchase Plan") by 475,000 shares from 1,450,000 shares to 1,925,000 shares. As of February 19, 1999, no grant of purchase rights conditioned on stockholder approval of an increase in the share reserve under the Purchase Plan had been made to any employee. Purchases of stock under the Purchase Plan are made at the discretion of participants. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. See Proposal Three, "APPROVAL OF INCREASE IN SHARES RESERVED FOR ISSUANCE UNDER 1994 EMPLOYEE STOCK PURCHASE PLAN."

                      COMPARISON OF STOCKHOLDER RETURN(1)

    Set forth below is a line graph comparing the annual percentage change in the cumulative total return of the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index--US and the Nasdaq Electronic Components Index for the period commencing September 27, 1994, the date immediately prior to the date of the Company's initial public offering, and ending December 31, 1998.

[GRAPH]

                                                         09/27/94     12/30/94     12/29/95     12/31/96     12/31/97     12/31/98
MATTSON TECHNOLOGY, INC.                                       100          160          250          158          117           96
NASDAQ STOCK MARKET (U.S.)                                     100          100          141          174          213          300
NASDAQ ELECTRONIC COMPONENTS                                   100          104          172          298          312          483

------------------------

(1) Assumes that $100.00 was invested in the Company's Common Stock and in each index at market closing prices on September 27, 1994, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") recommends to the Company's Board of Directors compensation of Company directors and officers and oversees the administration of the Company's Option Plan.

COMPENSATION PHILOSOPHY

    In structuring the Company's compensation programs, the Committee's goals are to align compensation with the Company's business objectives and performance and to enable it to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company. The Committee also seeks to link executive compensation with the creation of long-term stockholder value. Consistent with these goals, the Company's compensation programs include a mix of salary, bonus and stock options. In particular, stock options are used to link executive incentives and the creation of stockholder value.

    In addressing compensation issues, the Committee is influenced by several factors which arise from the Company's current position and industry. The Company competes against many companies which are substantially larger than the Company and sells primarily to very large customers. The Company must be in a position to attract and maintain a management team with sufficient experience and credibility with customers to compete. Moreover, as the Company's goal is to return to the aggressive growth which it experienced prior to the most recent industry slowdown, the Company must have a management team which has the ability to address such growth and successfully manage a much larger business. The Company also is involved in a highly cyclical industry which can experience significant slowdowns and declines in financial performance and stock price which are not related to the performance of management. As an example, the recent Asian economic problems have had a material adverse affect upon the Company's results of operations with a corresponding effect on the Company's stock price.

    BASE SALARY. The Committee reviews annually each executive officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. Consistent with the competitive factors relative to competing against much larger companies described above, the Committee believes current executive salaries are in the appropriate range as compared to the salaries offered by competitive companies.

    BONUS. The Company's bonus plan provides for bonuses to be awarded to key employees based on specific goals achieved by the Company and the level of contribution to achievement of the goals by the key employees. The bonus plan is designed such that bonuses when combined with salaries create total compensation which is competitive with other companies against which the Company competes in hiring and retaining key employees. Bonus awards depend on the extent to which Company and individual performance objectives are achieved. The Company's performance objectives include operating, strategic and financial goals considered critical to the Company's short and long term goals. In particular, the plan focuses on performance relative to plan in revenues, operating profit and market share.

    OPTIONS. The purpose of the Company's Option Plan is to provide employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Committee makes periodic grants of stock options to eligible employees, generally upon commencement of employment or following a significant change in job responsibilities. Stock options generally vest over a four year period and expire ten years from the date of grant. The exercise price of options is generally 100% of fair market value of the underlying stock on the date of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, retention, the number of unvested stock options and the total number of stock options to be awarded.

    Section 162(m) of the Internal Revenue Code (the "Code") imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year which is subject to the deduction limit will exceed $1 million. In addition, no employee may receive in any fiscal year options to purchase in excess of 500,000 shares. However, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its executive officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and any fiscal Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for the Chief Executive Officer ("CEO"). The CEO's salary is determined based on comparisons with competitive companies as described above. In awarding stock options, the Committee considers the CEO's performance, overall contribution to the Company, retention, the number of unvested options and the total number of options to be granted. The Committee believes that the CEO's salary, bonus and options are in the appropriate range as compared to the compensation arrangements offered to CEOs of competitive companies.

CONCLUSION

    As a significant portion of the Company's compensation program is linked to Company performance, the Committee believes that compensation is closely tied to increases in long-term stockholder value.

                                          COMPENSATION COMMITTEE

                                          Ken Kannappan
                                          John C. Savage

April 19, 1999

                                  PROPOSAL TWO

                  APPROVAL OF INCREASE IN SHARES RESERVED FOR
         ISSUANCE UNDER THE AMENDED AND RESTATED 1989 STOCK OPTION PLAN

GENERAL

    THE COMPANY'S 1989 STOCK OPTION PLAN (THE "1989 PLAN") BECAME EFFECTIVE ON SEPTEMBER 29, 1989 AND WAS RESTATED IN AUGUST 1994. THE COMPANY OBTAINED STOCKHOLDER APPROVAL OF THE RESTATED 1989 PLAN IN AUGUST 1994. A RESERVE OF 1,200,000 SHARES OF THE COMPANY'S COMMON STOCK WAS ORIGINALLY ESTABLISHED FOR ISSUANCE UNDER THE RESTATED 1989 PLAN. IN MARCH 1995, THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1989 PLAN WAS INCREASED TO 1,500,000 BY THE BOARD OF DIRECTORS AND APPROVED BY THE COMPANY'S STOCKHOLDERS IN MAY 1995. IN MARCH 1996, THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1989 PLAN WAS INCREASED BY 1,000,000 TO 4,000,000 (POST STOCK SPLIT EFFECTIVE SEPTEMBER 1995) BY THE BOARD OF DIRECTORS AND APPROVED BY THE COMPANY'S STOCKHOLDERS IN MAY 1996. IN APRIL 1997, THE BOARD OF DIRECTORS AMENDED AND RESTATED THE 1989 PLAN TO MAKE CERTAIN TECHNICAL CHANGES AND INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 300,000 TO 4,300,000 AND SUCH CHANGES WERE APPROVED BY THE COMPANY'S STOCKHOLDERS IN JULY 1997 AS THE COMPANY'S 1989 AMENDED AND RESTATED STOCK OPTION PLAN (THE "OPTION PLAN"). IN MARCH 1998, THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1989 PLAN WAS INCREASED TO 4,550,000 BY THE BOARD OF DIRECTORS AND APPROVED BY THE COMPANY'S STOCKHOLDERS IN MAY 1998. IN APRIL 1999, SUBJECT TO STOCKHOLDER APPROVAL, THE BOARD OF DIRECTORS AMENDED THE OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE TO 5,675,000.

    AT THE ANNUAL MEETING, THE STOCKHOLDERS ARE BEING REQUESTED TO APPROVE THE INCREASE IN THE NUMBER OF SHARES AUTHORIZED UNDER THE OPTION PLAN. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT, OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING, WILL BE REQUIRED TO RATIFY THE SHARE RESERVE INCREASE. THE BOARD OF DIRECTORS BELIEVES THAT THE INCREASE UNDER THE OPTION PLAN IS NECESSARY TO ENABLE THE COMPANY TO PROVIDE MEANINGFUL EQUITY INCENTIVES TO ATTRACT, MOTIVATE AND RETAIN EMPLOYEES AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THIS INCREASE.

DESCRIPTION OF PLAN

    The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholders upon request.

    GENERAL. The Option Plan provides for the discretionary grant of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonstatutory stock options. In addition, the Option Plan also provides for the automatic grant of nonstatutory stock options to nonemployee directors of the Company ("Nonemployee Director Options").

    SHARES SUBJECT TO PLAN. The stockholders have previously authorized the reservation of an aggregate of 4,550,000 shares of the Company's Common Stock for issuance upon the exercise of options granted under the Option Plan. As of February 19, 1999, a total of 3,021,541 shares were subject to outstanding options granted under the Option Plan, 264,670 shares were available for future grant under the Option Plan (without taking the proposed amendment into account) and options to purchase 1,263,789 shares of Common Stock granted under the Option Plan had been exercised. The maximum number of authorized but unissued or reacquired shares of the Company's Common Stock available for issuance under the Option Plan has been increased, subject to stockholder approval, to 5,675,000. The Option Plan imposes a grant limit under which no employee may receive in any fiscal year options to purchase in excess of 500,000 shares (the "Grant Limit"). Appropriate adjustments will be made to the shares subject to the Option Plan, to the Grant Limit, to the automatic Nonemployee Director Option grant provisions (discussed below) and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. To the extent that any outstanding option under the Option Plan expires or terminates prior to exercise in full, the shares of Common Stock for which such option is not exercised are returned to the Option Plan and become available for future grant. The Option Plan also provides that if shares issued upon exercise of an option are repurchased by the Company, the repurchased shares are returned to the Option Plan and become available for future grant.

    ADMINISTRATION. The Option Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). With respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act, if any. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option or the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee's termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. The Option Plan also authorizes the Board to delegate to an officer of the Company the power to grant options for up to 25,000 shares per fiscal year to any eligible person other than an officer or director of the Company.

    The Option Plan authorizes the Board to amend, reprice, modify, extend, renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period following an optionee's termination of service with the Company. The Option Plan also provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

    ELIGIBILITY. The Option Plan permits the grant of options to employees, consultants and directors of the Company or of any present or future parent or subsidiary corporations of the Company. Options may also be granted to prospective employees, consultants and directors in connection with written offers of employment or engagement, provided that such options may not become exercisable prior to the individual's commencement of service. As of February 19, 1999, the Company had approximately 349 employees, including 4 executive officers, and 6 directors. While any person eligible under the Option Plan may be granted a nonstatutory option, only employees may be granted incentive stock options. In addition, only nonemployee directors of the Company are eligible to receive Nonemployee Director Options.

    TERMS AND CONDITIONS OF OPTIONS. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price per share of each incentive stock option granted under the Option Plan must equal at least the fair market value of a share of the Company's Common Stock on the date of grant and the exercise price per share of each nonstatutory stock option granted under the Option Plan must equal at least 85% of the fair market value of a share of the Company's Common Stock on the date of grant. In addition, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. As of February 19, 1999 the closing price of a share of the Company's Common Stock as reported on the Nasdaq National Market was $8.75.

    The option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board, or by any combination thereof. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant. The Option Plan also authorizes (i) the Company to withhold from shares otherwise issuable upon the exercise of an option or (ii) to accept the tender of shares of the Company's Common Stock in full or partial payment of any tax withholding obligations.

    Options granted under the Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee's continued service with the Company. The Option Plan provides that the maximum term of an incentive stock option is ten years unless granted to a Ten Percent Stockholder, in which case the maximum term is five years. Consistent with the Code, the Option Plan does not limit the term of a nonstatutory stock option. Options are generally nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. However, the Option Plan provides that a nonstatutory stock option may be assignable or transferable to the extent permitted by the Board and set forth in the option agreement.

    TERMS AND CONDITIONS OF NONEMPLOYEE DIRECTOR OPTIONS. The Option Plan provides for the automatic grant of options to nonemployee directors of the Company. Nonemployee Director Options were granted to Messrs. Ciesinski, Savage and Smith on the Effective Date (as defined below) for 11,500 shares, 10,500 shares and 13,125 shares, respectively. The Option Plan further provides that each nonemployee director first elected or appointed to the Board after July 24, 1997 (the "Effective Date") will be granted automatically, on the date of such initial election or appointment, an option to purchase 12,500 shares of Common Stock. A Nonemployee Director Option granted on the Effective Date or on the date of initial appointment or election as a nonemployee director is referred to herein as an "Initial Option". The Option Plan also provides for the automatic annual grant, on the day following each annual meeting of the stockholders of the Company which occurs after the Effective Date, of an additional option to purchase 5,000 shares of Common Stock (an "Annual Option") to each nonemployee director who continues to serve in such capacity. However, a nonemployee director who has not continuously served on the Board for at least 6 months as of the date of such annual meeting will not receive an Annual Option on such date. For 1999, the nonemployee directors were each granted 5,000 shares on December 15, 1998 in lieu of the options which were originally to be granted on May 20, 1999. The exercise price per share of each Nonemployee Director Option will be equal to the fair market value of a share of the Company's Common Stock on the date of grant and each Nonemployee Director Option will have a term of 10 years.

    Nonemployee Director Options are exercisable only to the extent that the shares subject to the option are vested. In general, Initial Options granted after the Effective Date will vest as follows: 5,000 shares will vest 1 year after the date of grant, 3,750 shares will vest 2 years after the date of grant, 2,500 shares will vest 3 years after the date of grant and 1,250 shares will vest 4 years after the date of grant. Annual Options become vested cumulatively for 25% of the shares initially subject to the option on each of the first 4 anniversaries of the date of grant. Vesting of shares subject to a Nonemployee Director Option is subject to the optionee's continued service through the relevant date.

    TRANSFER OF CONTROL. As restated, the Option Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain, in substantially the same proportions as their ownership of shares immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), any unexercisable or unvested portion of the outstanding options will become immediately exercisable and vested in full prior to the Transfer of Control unless the acquiring or successor corporation assumes the Company's rights and obligations under the outstanding options or substitutes substantially equivalent options for such corporation's stock. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to the Transfer of Control, they will terminate.

    TERMINATION OR AMENDMENT. The Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the Option Plan have been issued and all restrictions on such shares under the terms of the Option Plan and the option agreements have lapsed, provided that all incentive stock options must be granted within ten years of April 24, 1997. The Board may terminate or amend the Option Plan at any time. However, subject to changes in the law that would permit otherwise, without stockholder approval, the Board may not adopt an amendment to the Option Plan which would increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or otherwise require approval of the Company's stockholders under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

    INCENTIVE STOCK OPTIONS. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months and short-term if the optionee's holding period is 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20% and short-term capital gains are subject to taxation at ordinary rates. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

    The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

    NONSTATUTORY STOCK OPTIONS. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months and short-term if the optionee's holding period is 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20% and short-term capital gains are subject to taxation at ordinary rates. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

    The affirmative vote of a majority of the shares present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

    The Board of Directors believes that the proposed 1,125,000 share increase in the number of shares reserved for issuance under the Company's Option Plan is important if the Company is to be able to attract and retain qualified directors, officers and employees to the Company. The Company anticipates that it may hire or promote several persons into officer positions during 1999, and a substantial increase in the number of shares available for grant under the Option Plan is critical so that the Company will be able to offer equity incentives to such persons.

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE BY 1,125,000 SHARES FOR THE REASONS STATED ABOVE.

                                 PROPOSAL THREE

                    APPROVAL OF INCREASE IN SHARES RESERVED
            FOR ISSUANCE UNDER THE 1994 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

    In August 1994, the Board adopted the 1994 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan provides a means by which employees may purchase Common Stock of the Company through payroll deductions. The Purchase Plan originally authorized the Company to issue up to 200,000 shares of Common Stock under the plan. In March 1995, the Board of Directors of the Company increased the number of shares authorized under the Purchase Plan to 300,000 (600,000 post stock split effective September 1995) and the stockholders approved the increase in May 1995. In April 1997, the Board increased the number of shares authorized for issuance under the Purchase Plan by 400,000 to 1,000,000 shares and the stockholders approved the increase in July 1997. In March 1998, the Board of Director increased the number of shares authorized for issuance under the Purchase Plan by 450,000 shares and the stockholders approved the increase in May 1998. In April 1999, subject to stockholder approval, the Board of Directors increased the number of shares authorized for issuance under the Purchase Plan by 475,000 to 1,925,000 shares.

    In July 1996, the Board of Directors of the Company authorized the repurchase of up to 500,000 shares of the Company's Common Stock from time to time. Through February 27, 1998, the Company has repurchased 500,000 shares which have been used to offset shares issued under the Purchase Plan. Of the 500,000 shares repurchased, 100,000 shares are held as treasury stock.

    In addition, in February 1998, the Board of Directors of the Company authorized the repurchase of up to an additional 1,000,000 shares of the Company's Common Stock from time to time, which they intend to use to offset shares issued under the Purchase Plan. As of December 31, 1998, 274,800 of these shares had been repurchased by the Company. The shares are held as treasury stock.

    AT THE ANNUAL MEETING, THE STOCKHOLDERS ARE BEING REQUESTED TO APPROVE THE INCREASE IN THE NUMBER OF SHARES AUTHORIZED UNDER THE PURCHASE PLAN. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT, OR REPRESENTED AND ENTITLED TO VOTE AT THE MEETING, WILL BE REQUIRED TO APPROVE THE INCREASE. THE BOARD OF DIRECTORS BELIEVES THAT THE INCREASE UNDER THE PURCHASE PLAN IS NECESSARY TO ENABLE THE COMPANY TO PROVIDE MEANINGFUL EQUITY INCENTIVES TO ATTRACT, MOTIVATE AND RETAIN EMPLOYEES AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THIS INCREASE.

DESCRIPTION OF PLAN

    The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

    GENERAL. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each Offering Period under the plan (an "Offering Period") an option to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (an "Option") determined on the first day of the Offering Period. The Option is automatically exercised on the last day of each six-month purchase period during the Offering Period unless the participant has withdrawn from participation prior to such date. The Committee (as defined below) will determine the length of each Offering Period and may vary the duration of a purchase period.

    SHARES SUBJECT TO PLAN. Currently, a maximum of 1,450,000 shares of the Company's Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, recapitalization, combination, or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. The Board of Directors has amended the Purchase Plan, subject to stockholder approval, to increase the maximum number of shares of Common Stock issuable thereunder by 475,000 shares, to an aggregate of 1,925,000 shares.

    ADMINISTRATION. The Purchase Plan is administered by a duly appointed committee of the Board of Directors (hereinafter referred to as the "Committee"). Subject to the provisions of the Purchase Plan, the Committee determines the terms and conditions of Options granted under the plan. The Committee will interpret the Purchase Plan and Options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Options.

    ELIGIBILITY. Any employee of the Company or of any subsidiary corporation of the Company designated by the Board of Directors for inclusion in the Purchase Plan is eligible to participate in an Offering Period under the plan so long as the employee is customarily employed for more than 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary corporation of the Company is entitled to participate in the Purchase Plan. Based upon the number of employees as of February 19, 1999, approximately 329 employees were eligible to participate in the Purchase Plan.

    PARTICIPATION AND PURCHASE OF SHARES. Participation in an Offering Period under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of the Offering Period (an "Entry Date"). Payroll deductions may not exceed 15% (or such other rate as the Board determines) of an employee's compensation for any pay period during the Offering Period.

    No participant may purchase under the Purchase Plan shares of the Company's Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased), and the maximum number of shares subject to any Option may not exceed the limit set by the Board prior to the beginning of the Offering Period.

    On the last business day of each purchase period (an "Exercise Date") during an Offering Period, the Company issues to each participant in the Offering Period the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during that Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Option for that Offering Period. The price per share at which shares are sold at the end of a Purchase Period generally equals 85% of the lesser of the fair market value per share of the Company's Common Stock on the Entry Date or on the Exercise Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share on such date as reported on the Nasdaq National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next purchase period.

    MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS. In the event of the proposed liquidation or dissolution of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Committee in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the participants. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, then in the sole discretion of the Committee, (1) each Option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Committee on or before the date of consummation of such merger, consolidation or sale shall be treated as an Exercise Date, and all outstanding Options shall be deemed exercisable on such date or (3) all outstanding Options shall terminate and the accumulated payroll deductions shall be returned to the participants.

    TERMINATION OR AMENDMENT. The Purchase Plan will continue until August 31, 2004, terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company's stockholders is required for any amendment which materially increases the number of shares authorized for issuance under the Purchase Plan, materially modifies the requirements as to eligibility for participation in the Plan, materially increases the benefits accruing to participants, reduces the purchase price of Options, or extends the term of the Plan beyond August 31, 2004.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

    Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Entry Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Entry Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the LESSER of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Entry Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Purchase Date is recognized as ordinary income in the year of the participant's death.

    If the exercise of an Option does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Option will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Option, will be treated as a capital gain or loss, as the case may be.

    A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20% and short-term capital gains are subject to taxation at ordinary rates.

    If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS.

    The affirmative vote of a majority of the votes present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

    The Board of Directors believes that the availability of an opportunity to purchase shares under the Purchase Plan at a discount from market price is important to attracting and retaining qualified officers and employees essential to the success of the Company, and that stock ownership is important to providing such persons with incentive to perform in the best interest of the Company.

    Because of the current interpretation of generally accepted accounting principles applicable to the Purchase Plan, the Company could be required to recognize a compensation expense if the share reserve was increased and such additional shares were issued pursuant to offerings which began prior to the date that the stockholders approved the reserve increase. The Board of Directors believes that the proposed 475,000 share increase in the number of shares reserved for issuance under the Company's Purchase Plan is important to reduce the likelihood that the Company will incur a compensation expense as a result of the accounting rules.

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1994 EMPLOYEE STOCK PURCHASE PLAN BY 475,000 SHARES.

                                 PROPOSAL FOUR

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999, and further directed that management submit the selection of independent accountants for ratification by the stockholders at the Meeting. Its representatives are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. The Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change could be in the best interests of the Company and its stockholders.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS.

    The affirmative vote of a majority of the votes present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum, but will not be counted as having been voted on this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1999.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

    The Company has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. A stockholder proposal, to be timely, must be received at the Company's principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year's proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

    Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company (i) must be received by the Company at its offices no later than December 20, 1999, and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 1999 Annual Meeting of Stockholders other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ Brad Mattson
                                          Brad Mattson, Chief Executive Officer

April 19, 1999

                                   PROXY
                           MATTSON TECHNOLOGY, INC.
               3550 WEST WARREN AVENUE, FREMONT, CALIFORNIA  94538
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Brad Mattson and Richard S. Mora (the "Proxies"), and each of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated below, all the shares of Common Stock of Mattson Technology, Inc. (the "Company") held of record by the undersigned on April 2, 1999, at the Annual Meeting of Stockholders to be held on May 20, 1999 or any adjournment thereof.

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
                                                  Please mark your votes as /X/
                                                  indicated in this example


1. To elect the following directors as Class II directors of the Company to hold office for a three-year term and until their successors are elected and qualified.

    / / FOR all nominees listed              / / WITHHOLD AUTHORITY
        below (except as written
        to the contrary below)

               John C. Savage
               Kenneth G. Smith

    To withhold authority to vote for any nominee, print that nominee's name in the space provided below.

    ---------------------------------------------------------

2. To approve an amendment to the Company's Amended and Restated 1989 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 1,125,000 shares.

    / / FOR                       / / AGAINST                   / / ABSTAIN

3. To approve an increase in the number of shares reserved for issuance under the Company's 1994 Employee Stock Purchase Plan by 475,000 shares.

    / / FOR                       / / AGAINST                   / / ABSTAIN

4. To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the fiscal year ending December 31, 1999.

    / / FOR                       / / AGAINST                   / / ABSTAIN

5.  To transact such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

Whether or not you plan to attend the meeting in person, you are urged to date, sign and promptly return the enclosed Proxy in the envelope provided to assure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so even though you have sent in your Proxy.


Dated:                                                                   1999
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                                    Signature(s)

Please sign exactly as your name appears on your stock certificates. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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